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                                                                   Exhibit 99.2

                        CONSENT OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL
-------------------------

March 14, 2002

Board of Directors
OTG Software, Inc.
2600 Tower Oaks Blvd
Rockville, Maryland 20852

Re: Initially filed Registration Statement on Form S-4 (the "Registration
    Statement") of Legato Systems, Inc. ("Legato") relating to shares of Legato Common Stock, par value $0.0001 per share (the "Legato Shares"), being registered in connection with the proposed merger pursuant to which each of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of OTG Software, Inc. ("OTG") will be converted into 0.6876 Legato Shares and $2.50 in cash.

Gentlemen:

Reference is made to our opinion letter dated February 20, 2002 with respect to the fairness from a financial point of view to the holders of the outstanding Shares of the Merger Consideration (as defined is such opinion) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of February 20, 2002, among Legato, Orion Acquisition Sub Corp., a wholly-owned subsidiary of Legato, and OTG.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of OTG in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Legato has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm in the above-mentioned Registration Statement under the captions "Summary of this Joint Proxy Statement-Prospectus--Opinion of OTG's Financial Advisor", "The Merger--Background of the Merger", "The Merger--OTG's Reasons for the Merger" and "The Merger--Opinion of Goldman, Sachs & Co." and to the inclusion of the foregoing opinion as Annex C in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/   Goldman, Sachs & Co.
-----------------------------
(GOLDMAN, SACHS & CO.)